As a result of the change in accounting policy the fund consolidates the assets and liabilities as well as its operations of its whollyowned subsidiary within its financial statements. The change in policy was implemented to provide shareholders of the Fund with a more accurate and transparent portrayal of the Fund's investment strategy, financial position andthe results of its operations and more fully reflects the fact that the sole purpose of the subsidiary is to serve as a vehicle through which the Fund gains additional exposure to commodities.